MTG2

                            [Logo] KEYSTONE
                                   INVESTMENTS


December 1996


Dear Shareholder:

    The Special Meeting of Shareholders of Keystone Global Resources and Development Fund has been adjourned until January 15, 1997. The meeting has been called in conjunction with the proposed acquisition of Keystone Investments, Inc. by First Union Corporation, the nation's sixth largest bank holding company whose organization manages the Evergreen Group of Mutual Funds. The enclosed proxy material describes the important matters to be voted upon at that meeting.

    If you will be unable to attend the special meeting in person, we ask that you sign the enclosed proxy card and return it as soon as possible in the accompanying postage-paid envelope. IT IS VERY IMPORTANT THAT YOU VOTE PROMPTLY SO THAT WE MAY ENSURE THAT THE NECESSARY QUORUM OF VOTING SHARES IS REPRESENTED AT THE MEETING.

    If the proposals described in the proxy statement are approved,

    * Keystone Investment Management Company, your Fund's investment adviser, will become a subsidiary of First Union Corporation and

    * Certain Independent Trustees of the Evergreen Funds will join the present Independent Trustees on the Boards of the Keystone Funds.

    THE PROPOSED ACQUISITION WILL NOT ALTER THE INVESTMENT STRATEGY OR OBJECTIVES OF YOUR FUND, WILL NOT CHANGE YOUR FUND'S MANAGEMENT CONTRACT, AND WILL NOT INCREASE YOUR FUND'S MANAGEMENT FEES.

    The Independent Trustees of the Keystone Funds have unanimously approved the proposals and encourage you to do the same. They believe that the acquisition of Keystone by First Union will create significant opportunities for benefits to the shareholders of the Keystone Funds in a number of meaningful ways, including,

    * Significantly increased financial strength and stability that should enhance Keystone's ability to attract and retain top quality investment, administrative and service personnel and provide opportunities for enhanced future technology and administrative services for the Funds. First Union has indicated its intention to devote the resources necessary for it to become one of the largest mutual fund organizations in the country.

    * Potential economies of scale in the Keystone Funds' shareholder servicing and transfer agency operations by incorporating the Evergreen Funds into the Keystone operations.

    * Potential growth of the Keystone Funds through the retail brokerage affiliates of First Union, which will make shares available throughout its network. It has become clear that competitive growth in fund assets is necessary to attract and retain top quality investment, administrative and service personnel.

    * Future ability to exchange shares of Keystone Funds for shares of the Evergreen Funds, including types of funds not currently offered by Keystone.

    Of course, we will be delighted if you can attend the meeting and discuss these proposals, or any other relevant matter, with us personally. If, however, time or distance precludes you from joining us, IT IS IMPORTANT THAT YOU ACT PROMPTLY BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD SO THAT WE WILL HAVE A QUORUM AT THE MEETING ON JANUARY 15, 1997.

    We appreciate your continued support and look forward to receiving your votes of approval.


    Sincerely yours,

 /s/ Albert H. Elfner, III                     /s/ George S. Bissell
     Albert H. Elfner, III                         George S. Bissell
       Chairman and Chief Executive                  Chairman, Board of Trustees
       Officer, Keystone Investments, Inc.           Keystone Mutual Funds